Exhibit 10.3

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

XTI DRONES HOLDINGS, LLC

(A Texas Limited Liability Company)

THE UNITS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE MANAGER OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE MANAGER TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE, PLEDGE OR OTHER TRANSFER OF UNITS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS AMENDED AND RESTATED COMPANY AGREEMENT.

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

XTI DRONES HOLDINGS, LLC

(A Texas Limited Liability Company)

i

ARTICLE 6	CAPITALIZATION	15
6.1.	Units	15
6.2.	Capital Contributions	15
6.3.	Withdrawal or Reduction of Capital Contributions	15
6.4.	Member Loans	15
6.5.	Liability of Members	16

ARTICLE 7	ALLOCATIONS AND DISTRIBUTIONS	16
7.1.	Distributions	16
7.2.	Basic Allocations	16
7.3.	Allocations on Transfers	17
7.4.	Special Allocations	17
7.5.	Allocations of Built-in Items	18
7.6.	Capital Accounts	19
7.7.	Limitations upon Distributions	19

ARTICLE 8	TRANSFER AND PLEDGE RESTRICTIONS	19
8.1.	Transfer and Pledge Restriction	19
8.2.	Permitted Transfers	20
8.4.	Substitute Member	20
8.5.	Assignee’s Rights	20
8.6.	Tax Matters	20
8.7.	Withdrawal	20
8.8.	Class B Units Exchange Rights	20
8.9.	Mandatory Exchange of Class B Units	22

ARTICLE 9	BOOKS AND ACCOUNTS	23
9.1.	Accounting Principles	23
9.2.	Records and Reports	23
9.3.	Tax Returns and Other Elections	23
9.4.	Partnership Representative	24
9.5.	Bank Accounts	26

ARTICLE 10	WINDING-UP AND TERMINATION	26
10.1.	Events Requiring Winding-up	26
10.2.	Process of Winding-up	26
10.3.	Distribution of Assets on Winding-up	27
10.4.	Distributions in Kind	27
10.5.	Certificate of Termination	27

ARTICLE 11	MISCELLANEOUS PROVISIONS	27
11.1.	Notices	27
11.2.	Amendments	28
11.3.	Application of Texas Law	28
11.4.	No Action for Partition	28
11.5.	Headings and Sections	28
11.6.	Number and Gender	28
11.7.	Binding Effect	28
11.8.	No Third-Party Beneficiary	28
11.9.	Sole and Absolute Discretion	28
11.10.	Title to Company Property	28
11.11.	Severability	28
11.12.	Counterparts	28
11.13.	Entire Agreement	28
11.14.	Waiver of Jury Trial	28

Attachment:	Exhibit A – Company Information
Exhibit B – Form of Exchange Certificate
Exhibit C – Form of Accredited Investor Questionnaire

ii

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

XTI DRONES HOLDINGS, LLC

(A Texas Limited Liability Company)

THIS AMENDED AND RESTATED COMPANY AGREEMENT, dated the 10th day of November, 2025 (the “Effective Date”), is hereby duly adopted as the company agreement of XTI Drones Holdings, LLC, a Texas limited liability company, by the Manager, and ratified, confirmed, and approved as such by the Members and, solely with respect to the terms and provisions set forth in Section 8.8, acknowledged, consented and agreed by XTI Aerospace, Inc., a Nevada corporation (“XTI”).

RECITALS

WHEREAS, the Company was formed on November 5, 2025 as a Texas limited liability company by the initial member of the Company; and

WHEREAS, in connection with the admission of additional members of the Company, the undersigned now desire to enter into this Agreement to set forth the conditions, restrictions, and other provisions that will govern the Company’s operation as a limited liability company on and after the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and conditions contained in this Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree that the Company shall be governed by the terms and conditions set forth in this Agreement.

ARTICLE 1

DEFINITIONS

1.1. Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Accountant” means the certified public accountant or firm of certified public accountants, if any, selected by the Manager to perform accounting functions on behalf of the Company.

“Additional Interests” means all Units, equity interests, warrants, options, and other rights to securities exchangeable for or convertible into Units or other equity interests in the Company issued by the Company after the Effective Date.

“Adjusted Capital Account Deficit” means with respect to any Member, the deficit balance, if any, in the Capital Account of that Member as of the end of the relevant Fiscal Year, giving effect to all adjustments previously made thereto pursuant to Section 7.6 and further adjusted as follows: (i) credit to such Capital Account, any amounts which that Member is obligated or deemed obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c); (ii) debit to such Capital Account, the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and (iii) to the extent required under the Treasury Regulations, credit to such Capital Account (A) that Member’s share of Partnership Minimum Gain and (B) that Member’s share of Partner Nonrecourse Debt Minimum Gain. (Each Member’s share of the Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain shall be determined under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), respectively).

“Adjustment Year” means any “adjustment year” of the Company as defined in Code Section 6225(d)(2).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one of more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controls,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership or voting interests or capital stock, by contract or otherwise. For purposes of this Agreement, an Affiliate of the Company shall also include any Subsidiary.

“Agreement” means this Amended and Restated Company Agreement of XTI Drones Holdings, LLC, as originally adopted and as amended and/or restated from time to time.

“Assignee” means a transferee of all or any portion of a Member’s or any other transferor’s Units.

“Bankruptcy” means, with respect to any Member, that Member’s taking or acquiescing in the taking of an action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

“Business Day” means a day other than a Saturday, Sunday, or other day that is a nationally recognized holiday.

“Capital Account” has the meaning set forth in Section 7.6.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

“Capital Return Account” means, with respect to a Member, as of any relevant date, an amount equal to such Member’s Capital Contributions with respect to its Units over the aggregate amount of distributions previously made to such Member pursuant to Section 7.1(a)(i) (or treated as so made pursuant to Section 10.3(c)), including distributions deemed to be made under such section pursuant to Section 7.1(b).

“Certificate” means the Certificate of Formation of the Company, as amended and/or restated from time to time.

“Class A Member” means XTI Drones, LLC, a Texas limited liability company.

“Class A Units” means units of economic interest in the Company held by the Class A Member, and all rights and liabilities associated therewith, at any particular time, including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

“Class B Member” means each Person designated as a Class B Member on the books and records of the Company or any other Person admitted as a Class B Member of the Company pursuant to this Agreement, each in the capacity as a Class B Member of the Company.

“Class B Units” means units of economic interest in the Company held by the Class B Members, and all rights and liabilities associated therewith, at any particular time, including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

“Class B Vote” has the meaning set forth in Section 4.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means XTI Drones Holdings, LLC, a Texas limited liability company.

“Company Tax Liability” has the meaning set forth in Section 9.4(c).

“Confidential Information” has the meaning set forth in Section 3.3.

“Covered Person” has the meaning set forth in Section 5.5.

“Deferred Exchange Date” has the meaning set forth in Section 8.9(c).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or any other cost recovery deduction allowable for federal income tax purposes with respect to an asset for that year, except that if the Gross Asset Value of an asset differs from its tax basis at the beginning of the year, Depreciation shall be an amount that bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for the year bears to the beginning tax basis, except that, if the federal income tax depreciation, amortization, or other cost recovery deduction for that year is zero, Depreciation shall be determined with reference to the beginning Gross Asset Value, using any reasonable method selected by the Manager; provided, however, with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such year under the rules prescribed by Treasury Regulation Section 1.704-3(d).

“Distributable Cash” means all cash, revenues, and funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operations of the Company’s business; and (iii) such cash reserves as the Manager deem reasonably necessary to the proper operation of the Company’s business.

“Due Date” has the meaning set forth in Section 7.1(b).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Entity” means any joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association, or other incorporated or unincorporated entity.

“Exchange Certificate” has the meaning set forth in Section 8.8(d).

“Exchange Notice” has the meaning set forth in Section 8.8(c).

“Exchange Ratio” has the meaning set forth in Section 8.8(b).

“Exchange Right” has the meaning set forth in Section 8.8(a).

“Exchanging Member” has the meaning set forth in Section 8.8(a).

“Fair Market Value” means, with respect to any Units, the price at which such Units would change hands between a willing buyer and a willing seller, provided that (i) neither such willing buyer nor willing seller is under any compulsion to buy or to sell, (ii) both such willing buyer and willing seller have reasonable knowledge of all relevant facts, and (iii) all factors reasonably related to and likely to affect the value of the Units are taken into account. The Fair Market Value shall be the amount agreed upon by the relevant parties, failing which agreement, the relevant parties shall appoint an independent appraiser whose determination of the Fair Market Value of the relevant Units shall be final. If the relevant parties do not agree on an appraiser, they each shall have twenty (20) days to appoint one (1) appraiser, the two (2) of whom shall thereupon appoint a third (3rd) independent appraiser, within seven (7) days of the appointment of the second appraiser. If any party fails to appoint an appraiser within the twenty (20)-day period, they shall be deemed to have consented to the appraiser selected by the other party and that appraiser’s determination of the Fair Market Value shall be final. Once three (3) appraisers are appointed, each appraiser shall determine the Fair Market Value. The Fair Market Value shall be the average of the middle value (i.e., the amount determined by the appraiser that is neither the highest nor the lowest) and the value that is closest to the middle value; provided, however, if there is an equal difference between the middle value and the other two values, the Fair Market Value shall be the middle value; provided, further, if two of the values are equal, the Fair Market Value shall be the amount agreed-upon by those two appraisers. For example, if the three values were $9, $10, and $12, the Fair Market Value would be $9.50; if the three values were $9, $10, and $11, the Fair Market Value would be $10; and if the three values were $9, $9, and $12, the Fair Market Value would be $9. Such appraiser or appraisers shall, as a condition of their employment, execute agreements to keep any information they receive concerning the Company confidential. The expenses of such appraisal shall be borne equally by the relevant parties.

“Fiscal Year” means (i) any twelve (12) month period commencing on January 1 and ending on December 31 or (ii) any portion of the period described in clause (i) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Article 7.

“Gross Asset Value” means, with respect to any asset, the tax basis of that asset, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of the asset on the date of the contribution, as determined by the contributing Member and the Manager;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Manager as of the following times: (A) the acquisition of an additional Membership Interest in the Company by any Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for a Membership Interest in the Company; (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (D) the issuance of new Membership Interests (other than a de minimis amount) as consideration of the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of being a Member;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the fair market value of the asset on the date of distribution as determined by the Manager; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the tax basis of the assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv), to the extent the Manager determines that an adjustment pursuant to paragraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in adjustment pursuant to this paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii), or (iv) above, that Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits and Losses.

“Indemnitee” has the meaning set forth in Section 5.6.

“Investor Questionnaire” has the meaning set forth in Section 8.8(d).

“Mandatory Exchange” has the meaning set forth in Section 8.9(a).

“Mandatory Exchange Date” has the meaning set forth in Section 8.9(a).

“Manager” has the meaning set forth in Section 5.1. The initial Manager of the Company is the Person designated as the Manager on Exhibit A.

“Maximum Lawful Rate” means the maximum, lawful, non-usurious rate that may be charged, collected, or received on a particular loan under applicable laws.

“Member Loans” has the meaning set forth in Section 6.4.

“Members” means the Class A Member and the Class B Members.

“Membership Interest” means, with respect to any Member at any time, the entire equity interest (or “membership interest” as that term is used in the TBOC) of a Member in the Company and all rights and liabilities associated therewith, including that Member’s Units.

“Nonrecourse Deduction” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1), as computed under Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 5.3.

“Partially Adjusted Capital Accounts” means, with respect to any Member for any Fiscal Year, the Capital Account of such Member at the beginning of such year, adjusted for all Capital Contributions and distributions during such year and all special allocations pursuant to Section 7.4 with respect to such year before giving effect to any allocations of Profit or Loss pursuant to Section 7.2(a).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(1).

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Partnership Representative” has the meaning set forth in Section 9.4(a).

“Pass-Thru Member” has the meaning set forth in Section 9.4(d).

“Permitted Transfer” has the meaning set forth in Section 8.2.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of that Person where the context so admits.

“Pledge” or any derivation thereof, means, a pledge, encumbrance, lien, mortgage, hypothecation, or similar disposition with respect to a Membership Interest in connection with the granting of a lien or security interest to secure an obligation of the Member owning the Membership Interest.

“Prime Rate” means the rate of interest per annum stated from time to time in The Wall Street Journal (or any successor publication thereto) as the base rate on corporate loans for at least seventy-five percent (75%) of the thirty (30) largest banks in the United States.

“Pro Rata” means the ratio determined by dividing the Units of a Member to whom a particular provision of this Agreement is stated to apply by the aggregate of the Units of all Members to whom that provision is stated to apply.

“Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to any such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from any such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing any such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation;”

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Interest, the amount of any such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items that are specially allocated pursuant to Section 7.4 shall not be taken into account in computing Profits or Losses.

“Property” means the assets of the Company.

“Registration Rights Agreement” means that certain Registration Rights Agreement, effective on or around the Effective Date, by and among XTI and each Class B Member.

“Reviewed Year” means any “reviewed year” of the Company as defined in Code Section 6225(d)(1).

“Reviewed Year Member” means each Person who was a Member during any Reviewed Year whether or not such Person is a Member during the Adjustment Year.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Settlement Notice” has the meaning set forth in Section 5.6(c).

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Substitute Member” has the meaning set forth in Section 8.4.

“Targeted Accounts” means, with respect to any Member for any Fiscal Year, an amount (either positive or negative) equal to the hypothetical distribution such Member would receive, or hypothetical contribution such Member would be required to make, as the case may be, if: (i) all Company assets, including cash, were sold for cash at an aggregate price equal to their Gross Asset Value (taking into account any adjustments to Gross Asset Value for such Fiscal Year), (ii) all liabilities were then satisfied according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing such liability), and (iii) all such proceeds from the disposition were distributed pursuant to Section 10.3(c), reduced by such Member’s share of Partner Nonrecourse Debt Minimum Gain and Partnership Minimum Gain immediately prior to such sale.

“Tax Distribution” has the meaning set forth in Section 7.1(b).

“Tax Proceeding” has the meaning set forth in Section 9.4(b)(ii).

“TBOC” means the Texas Limited Liability Company Law, Title 3 of the Texas Business Organizations Code, as the same may be amended from time to time.

“Transfer,” or derivations thereof, of an interest means, as a noun, the transfer, sale, assignment, exchange or other disposition (excluding a Pledge) of a Membership Interest, or any part thereof, directly or indirectly, and as a verb, voluntarily to transfer, sell, assign, exchange, or otherwise dispose of (other than pursuant to a Pledge). For the avoidance of doubt, for purposes of this Agreement, the term “Transfer” shall include any foreclosure or similar action taken by a lender or other party exercising its rights with respect to a Pledge of any Units in accordance with the terms of this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units and the Class B Units.

“XTI” has the meaning set forth in the introductory paragraph.

“XTI Distribution Amount” means for each Class B Unit, an amount equal to the excess, if any, of (x) the aggregate amount of dividends or other distributions, equal to the amount of cash or the fair market value of any property distributed in kind, per share of XTI Common Stock made by XTI to holders of XTI Common Stock during the period from the date of issuance of such Class B Unit through the exchange date set forth in the Exchange Notice with respect to such Class B Unit multiplied by the Exchange Ratio at the time of each such dividend or other distribution, over (y) the aggregate amount per Class B Unit distributed by the Company during such period.

1.2. Other Definitional Provisions. All terms used in this Agreement that are not defined in this Article 1 have the meanings contained elsewhere in this Agreement. Defined terms used herein in the singular shall import the plural and vice versa.

ARTICLE 2

FORMATION

2.1. Name and Formation. The name of the Company is “XTI Drones Holdings, LLC.” All business of the Company must be conducted in that name or in one or more other names that comply with applicable law and that are selected by the Manager from time to time. The Company was formed as a limited liability company upon the issuance of the Certificate to the Company from the Secretary of State of the State of Texas pursuant to the TBOC.

2.2. Principal Place of Business. The principal office and place of business of the Company are set forth on Exhibit A. The Company may locate its place of business and principal office at any other place or places as the Manager may from time to time deem necessary or advisable.

2.3. Registered Office and Agent. The registered office and registered agent of the Company shall be the registered office and registered agent named in the Certificate and set forth on Exhibit A. The Company may change the registered office and registered agent as the Manager may from time to time deem necessary or advisable.

2.4. Duration. The period of duration of the Company is perpetual from the date its Certificate was filed with the Secretary of State of the State of Texas, unless the Company is earlier terminated in accordance with either the provisions of this Agreement or the TBOC.

2.5. Purposes and Powers. The purpose for which the Company is organized is to transact any or all other lawful business for which limited liability companies may be organized under the TBOC. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the TBOC. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate and this Agreement.

2.6. Foreign Qualification. The Manager shall cause the Company to comply, to the extent legally possible, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in which the Company conducts business. To the extent required by law or as the Manager determines is otherwise advisable, the Manager shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.

ARTICLE 3

MEMBERSHIP

3.1. Members. The Members are set forth on the books and records of the Company.

3.2. Additional Members and Units.

(a) Admission of Additional Members and Issuance of Additional Units. Subject to Section 4.5(b), additional Persons may be admitted to the Company as Members on the terms and conditions as determined by the Manager. Subject to Section 4.5(b), the Manager shall have the right to authorize and cause the Company to create and/or issue Additional Interests and shall have the power to amend this Agreement to reflect such additional issuances and dilution and to make any such other amendments as it deems necessary or desirable to reflect such issuances (including, without limitation, amending this Agreement to create and authorize a new class, group, or series of Membership Interests and to add the terms of such new class, group, or series, including economic and governance rights which may be different from, senior to, or more favorable than the other existing Membership Interests).

(b) Inapplicability. The provisions of this Section 3.2 shall not apply to Transfers or Pledges of Membership Interests.

3.3. Information. The Members acknowledge that, from time to time, they may, in the discretion of the Managers, receive information from or concerning the Company in the nature of trade secrets or that otherwise is confidential, the release of which may damage the Company or Persons with which it does business (“Confidential Information”). Each Member shall hold in strict confidence any Confidential Information that it receives concerning the Company and may not disclose it to any Person other than another Member or a Manager, except for disclosures (i) compelled by law (but the Member must notify the other Members promptly of any request for that information, before disclosing it, if legal and practicable), (ii) to advisers or representatives of the Member or Persons to whom that Member’s Membership Interest may be Transferred or Pledged as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 3.3, or (iii) of information that the Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Section 3.3 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 3.3 may be enforced by specific performance.

3.4. Lack of Authority. No Member (unless that Member is also the Manager or an Officer and is acting in that capacity pursuant hereto) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

3.5. Liability to Third Parties. No Member or Manager is liable for the debts, obligations, or liabilities of the Company, including under a judgment, decree, or order of a court.

3.6. Certificates. Certificates in the form determined by the Manager may be delivered representing all Membership Interests to which Members are entitled. If issued, such certificates shall be consecutively numbered, and shall be entered in the books of the Company as they are issued. Each certificate shall state on the face thereof the holder’s name, the Membership Interest represented thereby and such other matters as may be required by applicable laws. Each such certificate shall be signed by the Manager and may be sealed with the seal of the Company or a facsimile thereof if adopted. The signature of the Manager upon the certificates may be a facsimile. Subject to Section 8.1, upon surrender to the Company or the transfer agent of the Company of a certificate for Membership Interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company to issue a new certificate to the Person entitled thereto, cancel the old certificate and record the transaction upon its books and records.

ARTICLE 4

MEETINGS OF MEMBERS

4.1. Place. All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Texas as may be determined by the Manager and set forth in the respective notice or waivers of notice of such meeting.

4.2. Special Meetings. Special meetings of the Members may be called by the Manager. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

4.3. Notice. Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than seven (7) nor more than sixty (60) days before the date of the meeting, by or at the direction of the Manager or Person calling the meeting, to each Member of record entitled to vote at such meeting.

4.4. Quorum. The presence, in person or by proxy, of the Class A Member shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or necessitated by the terms of this Agreement; provided that for action requiring approval of the Class B Members, voting as a separate class (a “Class B Vote”), the presence, in person or by proxy, of holders of a majority of the outstanding Class B Units entitled to vote on such matter shall constitute a quorum with respect to a Class B Vote. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Units shall be present or represented. Unless the vote of a greater number is required by law or is varied by this Agreement, at any meeting of the Members at which a quorum is present, an action approved by the Class A Member shall be the act of the Members; provided that for an action requiring a Class B Vote, at such meeting of the Members at which a quorum is present, an action approved by the holders of a majority of the outstanding Class B Units entitled to vote on such matter shall be the act of the Class B Members.

4.5. General Voting Procedures.

(a) Each outstanding Class A Unit and Class B Unit shall be entitled to one (1) vote on each matter submitted to a vote or for approval of the applicable Members in accordance with the terms of this Agreement, unless otherwise required by an unwaivable provision of applicable law. Unless otherwise required by an unwaivable provision of the TBOC, the only voting, approval, consent and election rights of the Members are as set forth in this Agreement.

(b) Notwithstanding anything to the contrary herein, the Company, the Partnership Representative, and the Manager shall not, and shall not cause any Subsidiary to, take any of the following actions, whether directly or indirectly, by merger, consolidation or otherwise, without the prior written consent of the holders of a majority of the outstanding Class B Units, voting as a separate class:

(i) Amend, restate, waive or modify any provision of this Agreement or the Certificate in a manner that (x) adversely affects the rights, preferences or privileges of the Class B Units (including economic or exchange rights) in any material respect, or (y) disproportionately adversely affects the Class B Members relative to the Class A Member;

(ii) Authorize, create, issue or reclassify any equity securities (or securities convertible into or exchangeable for equity) of the Company or any Subsidiary that are senior to or pari passu with the Class B Units with respect to distributions or liquidation, or increase the authorized number of any such senior or pari passu securities;

(iii) Declare or pay any distributions or dividends, or make redemptions or repurchases, in a manner that is inconsistent with Article 7;

(iv) Liquidate, dissolve or wind up the Company or any material Subsidiary;

(v) Change the principal line of business of the Company or any material Subsidiary;

(vi) Change the Company’s tax classification or make any determination or election relating to the taxes of the Company that would reasonably be expected to materially and adversely affect the Class B Members relative to the Class A Member; or

(vii) settle tax audits or proceedings that would reasonably be expected to have a disproportionate adverse effect on the Class B Members.

Except as expressly set forth in this Section 4.5(b), the Class B Members shall have no right to participate in or veto the management or operations of the Company, which shall remain vested in the Manager.

4.6. Registered Members. The Company shall be entitled to treat the holder of record of any Units as the holder in fact of such Units for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Texas.

4.7. Actions Without a Meeting and Telephonic Meetings. Notwithstanding any other provision contained in this Article 4, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a telephone conference. Any action that may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by all of the holder or holders of Membership Interests entitled to vote on such action.

ARTICLE 5

MANAGEMENT

5.1. Management by the Manager. Subject to the rights of the Members to consent to or approve certain matters as expressly provided in this Agreement, the business and affairs of the Company shall be managed by a single manager (the “Manager”) (who may, but need not be, a member). The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

5.2. Appointment and Removal of Manager. The Class A Member shall have the sole and exclusive right, without the consent of any other Members, to designate, appoint, remove and replace the Manager at any time, with or without cause, by written notice to the Company and the other Members. Each Manager shall serve until such Manager’s successor is appointed, or until such Manager’s earlier death, incapacity, resignation or removal. The Manager may resign at any time by delivering a written resignation to the Company, which resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of a particular event. If the Manager is a Member, the removal or resignation of such Manager shall not affect such Manager’s rights as a Member and shall not constitute a withdrawal of such Member. XTI Drone, LLC, a Texas limited liability company, is hereby appointed as the initial Manager.

5.3. Officers. The Company may have such officers (the “Officers”) as the Manager may appoint, and such Officers shall have the power, authority, and duties set forth in this Agreement or delegated by the Manager. The Manager may remove any Officer with or without cause at any time; provided, however, any such removal shall be without prejudice to the contractual rights, if any, of the Officer so removed. Appointment of an Officer shall not of itself create contractual rights. Any such Officers may, subject to the general direction of the Manager, have responsibility for the management of the normal and customary day-to-day operations of the Company, and act as “agents” of the Company in carrying out such activities. Officers may be compensated on such terms as are determined by the Manager. Unless otherwise agreed to in writing, any Officer may resign at any time. Any such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation. In the event an Officer is removed from his or her position in accordance with this Section 5.3 or dies, becomes disable, or resigns, a replacement for such person may only be appointed by the Manager.

5.4. Conflicts of Interests. The Manager, Members, Officers, and their Affiliates have the right to perform advisory or other services for the Company and its subsidiaries and have the right to purchase property (including securities) from, to sell property or lend funds to, or otherwise to deal with the Company or its subsidiaries, provided that any such Person discloses such interest to, or such interest is reasonably apparent to, the Manager. To the maximum extent permitted by law, each Member and the Company hereby waive any and all claims or causes of action arising from or related to such conflicts of interest.

5.5 Duties and Exculpation.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member, Manager, Officer, employee, agent, or representative of the Company; and (ii) each officer, director, shareholder, partner, member, Affiliate, employee, agent, or representative of each Member, Manager, Officer, employee, agent, or representative of the Company.

(b) Duties. Except to the extent otherwise provided herein, each Manager and officer shall have fiduciary duties similar to that of directors and officers of business corporations organized under the TBOC.

(c) Exculpation. To the fullest extent permitted by law and without reimposing the duties restricted, eliminated, and waived pursuant to Section 5.5(b), no Covered Person shall be liable to the Company, the Manager or to any Member, whether for breach of contract, breach of duties, or otherwise, for (i) any act or omission taken or suffered by a Covered Person in connection with the conduct of the affairs of the Company, unless such act or omission resulted from fraud, bad faith, or willful or intentional misconduct or a material breach of this Agreement or any other written agreement by those Covered Persons; (ii) any action or omission taken or suffered by any other Member; or (iii) any act or omission taken in good faith reliance on the provisions of this Agreement or upon and in accordance with the advice of legal counsel or accountants. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 3.102 of the TBOC. If a Covered Person may be held liable for an act or omission pursuant to this Section 5.5, the maximum amount for which such Covered Person may be held liable is equal to the aggregate amount of all distributions, compensation, and other payments received by such Covered Person (or an Affiliate of such Covered Person) from the Company and its Affiliates.

(d) Survival. The provisions of this Section 5.5 shall survive the winding up and termination of the Company.

5.6 Indemnification. The Company shall indemnify and hold harmless the Members, Manager, and their respective Affiliates, partners, members, officers, directors, managers, employees, and agents (each, an “Indemnitee”), as follows:

(a) (i) In any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, to which an Indemnitee was or is a party, is threatened to be made a party, or otherwise incurs expenses by reason of the fact that such Indemnitee is or was a Member, Manager, or Affiliate, partner, member, officer, director, manager, employee, or agent of a Member or Manager or related to or in connection with the business or affairs of the Company, the Company shall indemnify such Indemnitee against attorneys’ fees, judgments, fines, penalties, including excise and similar taxes, settlements, and reasonable expenses actually and reasonably incurred by such Indemnitee in connection with the defense and/or settlement of such action, suit, or proceeding.

(ii) An Indemnitee shall not be entitled to indemnification under this Section 5.6 and in no event shall indemnification ever be made:

(A) If and to the extent there is a final adjudication in the underlying action or proceeding in which the indemnified expenses were incurred, by a court of competent jurisdiction, in a judgment that has become final and that is no longer subject to appeal or review, that the Indemnitee acted in bad faith, engaged in willful or intentional misconduct, committed fraud, or materially breached this Agreement or any other written agreement; and/or

(B) With respect to a claim or suit brought directly by the Company against an Indemnitee or by one Member (and/or an Affiliate thereof) against another Member (and/or an Affiliate thereof) in the capacity as a Member.

(iii) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee acted in bad faith, engaged in willful or intentional misconduct, or committed fraud, or otherwise is not subject to indemnification.

(b) If a claim or assertion of liability is made or asserted by a third party against an Indemnitee that is subject to indemnification pursuant to this Section 5.6, the Indemnitee will within twenty (20) Business Days give to the Company written notice of the claims or assertion of liability and request the Company to provide indemnification. Failure to so notify the Company will not relieve the Company of any liability which the Company might have to the Indemnitee except to the extent that such failure actually prejudices the Company’s position. The Company will periodically advance or reimburse the Indemnitee Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided that the Company may, in the discretion of the Manager, condition such advancement on receiving a written undertaking from such Indemnitee agreeing to promptly repay to the Company the amount of any such advanced or reimbursed expenses paid to it to the extent that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company. The Company and the Indemnitee will reasonably cooperate with each other in the defense of any such action.

(c) No Indemnitee will be entitled to indemnification under this Section 5.6 if it has entered into any settlement or compromise of any claim giving rise to any indemnifiable loss without the written consent of the Company. The Indemnitee shall promptly advise the Company of any settlement offers. If a bona fide settlement offer is made with respect to a claim and the Company desires for the Indemnitee to accept and agree to such offer and is willing to pay the full settlement amount, the Company will give written notice to the Indemnitee to that effect (the “Settlement Notice”). If the Indemnitee fails to consent to the settlement offer within ten (10) calendar days after receipt of the Settlement Notice, then the Indemnitee will be financially responsible for continuing the defense of such claim, without indemnification from the Company, and, in such event, the maximum liability of the Company as to such claim will not exceed the amount of such settlement offer plus any and all reasonable costs and expenses paid or incurred by the Indemnitee up to the date of the Settlement Notice and which are otherwise the responsibility of the Company pursuant to this Section 5.6.

(d) Any indemnification permitted under this Section 5.6 shall be made only out of the assets of the Company and no Member shall be obligated to contribute to the capital of, or loan funds to, the Company to enable the Company to provide such indemnification.

(e) The indemnification provided by this Section 5.6 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, as to action in the Indemnitee’s capacity as a Member, or as the Manager, director, officer, shareholder, constituent partner, constituent member or employee of a Member, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators, and personal representatives of the Indemnitee.

(f) The Company may purchase and maintain insurance on behalf of any one or more Indemnitees.

(g) In no event may an Indemnitee subject a Member to personal liability by reason of the indemnification provisions of this Agreement.

(h) The provisions of this Section 5.6 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators, and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(i) THIS SECTION 5.6 INCLUDES AN INDEMNITY BY THE COMPANY OF EACH INDEMNITEE AGAINST SUCH INDEMNITEE’S ORDINARY NEGLIGENCE.

ARTICLE 6

CAPITALIZATION

6.1. Units.

(a) Membership Interests in the Company are represented by Units designated as “Class A Units” and “Class B Units.”

(b) The Units of each Member are set forth on such Member’s counterpart signature page to this Agreement.

6.2. Capital Contributions.

(a) The Capital Contributions of the Members are as set forth on the books and records of the Company.

(b) If at any time the Manager determines that the Company has insufficient funds to carry out the purposes of the Company, the Manager may seek additional contributions of capital from the Members or third parties. For the avoidance of doubt, except as otherwise agreed to by a Member, no Member shall be required to make additional Capital Contributions without their consent.

(c) No Member shall be paid interest on any Capital Contribution.

6.3. Withdrawal or Reduction of Capital Contributions.

(a) No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

(b) Except as otherwise specifically provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or distributions; provided, however, that this Section 6.3(b) shall not apply to loans (as distinguished from Capital Contributions) that a Member has made to the Company.

6.4. Member Loans. If the Manager makes a request for loans, the Members, Pro Rata or as they may otherwise agree, may make a loan or loans to the Company. The amount of any such loan or advance (the “Member Loans”) shall not be deemed an increase in the Capital Contributions of the Member that makes such loan or entitle that lending Member to any increase in its Membership Interest. Unless otherwise approved by the Class A Member and subject to Section 4.5(b), any Member Loan (i) shall bear interest at the lower of (A) the Prime Rate plus two percent (2.0%) per annum or (B) the Maximum Lawful Rate, which interest is payable on the first day of each month, (ii) shall have a term of three (3) years, and (iii) shall be recourse to the Company but not to any Member.

6.5. Liability of Members. No Member shall be liable for the debts, liabilities, or obligations of the Company beyond such Person’s respective Capital Contribution. Except as otherwise provided herein, no Member shall be required to contribute to the capital of, or to loan any funds to, the Company.

ARTICLE 7

ALLOCATIONS AND DISTRIBUTIONS

7.1. Distributions.

(a) In General. Subject to Sections 4.5(b), 7.1(b), 7.7, 10.2, and 10.3, the Company shall distribute Distributable Cash at times and in amounts determined by the Manager in her, his or its sole discretion, which such distributions shall be made, as follows:

(i) First, the Class A Members, in proportion to their respective Capital Return Accounts, until each such Class A Member’s Capital Return Account has been reduced to zero,

(ii) Second, to the Class B Members, in proportion to their respective Capital Return Accounts, until each such Class B Member’s Capital Return Account has been reduced to zero, and then

(iii) to the Members Pro Rata.

(b) Tax Distributions. The Company shall, to the extent the Manager determines in its good faith discretion that the Company has sufficient Distributable Cash and prior to any other distributions pursuant to this Agreement, declare and make cash distributions (any such distribution a “Tax Distribution”) with respect to each Fiscal Year or other taxable period at least ten (10) days prior to any applicable due date for federal estimated income taxes for individuals with respect to such Fiscal Year or other taxable period (each, a “Due Date”) pursuant hereto to the Members to allow the federal, state and local income tax (including, without limitation, estimated tax payments) attributable to the Company’s taxable income allocable to the Members to be paid by such Members when due. Such Tax Distributions shall be made to each Member in an amount equal to the product of (i) the Company’s positive taxable income allocable to such Member during the relevant period multiplied by (ii) the highest combined marginal federal, state and local income tax rate for any individual Member (including, in the case of any Member that is an S corporation, the individual shareholders of such Member) for the Fiscal Year in which the relevant period falls. Tax Distributions shall take into account any taxable losses allocated to a Member in prior periods and not previously offset against taxable income. Any distribution made pursuant to this Section 7.1(b) shall be treated as an advance on any distributions made pursuant to Section 7.1(a) and 10.3(c).

7.2. Basic Allocations.

(a) In General. After taking into account the special allocations set forth in Section 7.4, Profits and Losses (or items thereof) for each Fiscal Year shall be allocated among the Members so as to reduce, as soon as possible, the difference between their Targeted Accounts and their Partially Adjusted Capital Accounts.

(b) Limitation on Loss Allocations. If any allocation of Losses would cause a Member to have an Adjusted Capital Account Deficit or would increase a Member’s Adjusted Capital Account Deficit, those Losses instead shall, subject to the limitations in this Section 7.2(b), be allocated to the other Members Pro Rata.

7.3. Allocations on Transfers. Taxable items of the Company attributable to a Membership Interest that has been transferred (including the simultaneous decrease in the Membership Interest of existing Members resulting from the admission of a new Member) shall be allocated between the transferor and the transferee based on an interim closing of the books or such other permissive method in accordance with Code Section 706 reasonably selected by the Manager. Distributions of assets of the Company with respect to a Membership Interest shall be made only to the Persons who, according to the records of the Company, are the owners, on the actual date of distribution, of the Membership Interests with respect to which the distributions are made. No liability shall result from making distributions in accordance with the provisions of the preceding sentence, whether or not the Manager of the Company has knowledge or notice of a Transfer or purported Transfer of ownership of a Membership Interest.

7.4. Special Allocations. If the requisite stated conditions or facts are present, the following special allocations shall be made in the following order:

(a) Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), then items of Company income and gain for the Fiscal Year shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided, however, that an allocation pursuant to this Section 7.4(a) shall be made if and only to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 7 have been tentatively made without considering this Section 7.4(a).

(b) Gross Income Allocation. If a Member has a deficit Capital Account at the end of any Fiscal Year of the Company that exceeds the sum of (i) the amount the Member is obligated to restore, and (ii) the amount of the Member’s Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, then each such Member shall be specially allocated items of income and gain of the Company in the amount of the excess as quickly as possible, provided that an allocation pursuant to this Section 7.4(b) shall be made if and only to the extent that the Member would have a deficit Capital Account in excess of that sum after all other allocations provided for in this Article 7 have been tentatively made without considering Section 7.4(a) or 7.4(b).

(c) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any asset of the Company under Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) and that gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that section of the Treasury Regulations.

(d) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Article 7, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, prior to any other allocation under this Agreement, each Member shall be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain during such year determined in accordance with Treasury Regulations Section 1.704-2(g)(2). The items to be allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f) and (j). This Section 7.4(d) is intended to comply with the partnership minimum gain chargeback requirements of the Treasury Regulations and shall be subject to all exceptions provided therein.

(e) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article 7 (other than Section 7.4(d)), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain with respect to a Partner Nonrecourse Debt during Fiscal Year, any Member with a share of such Partner Nonrecourse Debt Minimum Gain as of the beginning of the year shall be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain during such year determined in accordance with Treasury Regulations Section 1.704-2(i). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i) and (j). This Section 7.4(e) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirements of the Treasury Regulations, shall be interpreted consistently with the Treasury Regulations and shall be subject to all exceptions provided therein.

(f) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made shall be allocated among the Members Pro Rata.

(g) Partner Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any Fiscal Year will be allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

7.5. Allocations of Built-in Items. In accordance with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to property actually or constructively contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation at the time of the contribution between the tax basis of the property to the Company and the Gross Asset Value of that property. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iv) of the definition of “Gross Asset Value” in Section 1.1, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. Except as otherwise provided herein, any elections or other decisions relating to those allocations shall be made by the Manager, after consultation with the Accountant, in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations of income, gain, loss, and deduction pursuant to this Section 7.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account of any Member or the share of Profits, Losses, other tax items or distributions of any Member pursuant to any provision of this Agreement.

7.6. Capital Accounts. The Company shall establish and maintain a separate capital account (“Capital Account”) for each Member in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(a) The Capital Account balance of each Member shall be credited (increased) by (i) the amount of cash contributed by such Member to the capital of the Company, (ii) the Gross Asset Value of property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company assumes or takes subject to under Code Section 752), and (iii) such Member’s allocable share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 7.4; and

(b) The Capital Account balance of each Member shall be debited (decreased) by (i) the amount of cash distributed to such Member by the Company, (ii) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member assumes or takes subject to under Code Section 752), and (iii) such Member’s allocable share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 7.4.

The provisions of this Section 7.6 and the other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. The Manager may modify the manner in which the Capital Accounts are maintained under this Section 7.6 in order to comply with those provisions, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with those provisions.

7.7. Limitations upon Distributions. No distribution shall be declared and paid unless after the distribution is made, the assets of the Company are in excess of all liabilities of the Company (as determined in accordance with accounting principles applied on a consistent basis under the Company’s method of accounting), except liabilities to Members on account of their Capital Contributions.

ARTICLE 8

TRANSFER AND PLEDGE RESTRICTIONS

8.1. Transfer and Pledge Restriction.

(a) Transfers. Notwithstanding any other provision of this Agreement, no Member may Transfer or Pledge in any manner whatsoever all or any part of its Units unless (i) either (A) with respect to a Transfer, such Transfer is approved by the Manager and such Member has fully complied with the provisions of Section 8.2, as applicable, or (B) with respect to a Pledge, such Pledge has been approved by the prior written consent of the Manager, (ii) unless otherwise waived by the Manager, after giving effect thereto, such Transfer or Pledge would not otherwise cause the Company to be classified as other than a partnership for U.S. federal income tax purposes, and (iii) such Transfer or Pledge would not result in a violation of applicable law, including U.S. federal or state securities laws, or any term or condition of this Agreement.

(b) Purported Transfers. Any purported Transfer by a Member or any Assignee of a Member of any Units that is not in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever.

8.2. Permitted Transfers. A Member may Transfer its Class A Units and/or Class B Units to an Affiliate of such Member and the stockholders of the Class B Member, subject to the terms of such Class B Member’s governing documents, as applicable, may engage in direct or indirect transactions of capital stock in the Class B Member for bona fide estate planning purposes (each such Transfer, a “Permitted Transfer”), whether by gift, sale, or otherwise, without any offer of such Units to the Company or the other Members and without the consent of the Manager or the other Members.

8.3. [Reserved.]

8.4. Substitute Member. No Assignee shall have the right to become a substitute Member (a “Substitute Member”) upon Transfer of any Units to it unless all the following conditions are satisfied:

(a) The Member and the Assignee shall have executed and acknowledged such other instruments and taken such other action as the Manager shall deem reasonably necessary or desirable to effect such substitution, including, without limitation, the execution by the Assignee of a subscription agreement and an appropriate amendment to this Agreement;

(b) The conditions set forth in Section 8.1 shall have been satisfied, and, if requested by the Manager, the Member or the Assignee shall have obtained an opinion of counsel satisfactory to the Manager;

(c) The Member or the Assignee shall have paid to the Company such amount of money as is sufficient to cover all expenses incurred by or on behalf of the Company in connection with such substitution; and

(d) Except for Permitted Transfers, the admission of the Assignee as a Substitute Member has been approved by the Manager.

8.5. Assignee’s Rights.

(a) Unless an Assignee becomes a Substitute Member in accordance with the provisions of Section 8.4, it shall not be entitled to any of the rights (including voting rights) granted to a Member hereunder or under the TBOC, other than the right to receive the share of distributions and any other items attributable to a Member’s Units to which its assignor would otherwise be entitled.

(b) Any Member that Transfers all of its Units shall cease to be a Member.

8.6. Tax Matters. On the Transfer of all or part of any Units, at the request of the Assignee of the Units, the Manager shall cause the Company to elect, pursuant to Code Section 754 to adjust the tax basis of the properties of the Company as provided by Code Sections 734 and 743.

8.7. Withdrawal. Except as otherwise permitted by the terms of this Agreement, no Member has the right to withdraw from the Company as a Member without the consent of the Manager.

8.8. Class B Units Exchange Rights.

(a) At any time after May 1, 2026, and from time to time, at the election of any Class B Member (an “Exchanging Member”) and subject to the terms of this Section 8.8, such Exchanging Member shall have the right to exchange all or any portion of its outstanding Class B Units for (i) a number of validly issued, fully paid and nonassessable shares of common stock, par value of $0.001 (“XTI Common Stock”) of XTI, equal to the number of Class B Units exchanged multiplied by the Exchange Ratio then in effect, together with the payment of cash in lieu of fractional shares as provided below and (ii) a cash payment equal to the XTI Distribution Amount with respect to each such Class B Unit (the “Exchange Right”).

(b) The “Exchange Ratio” shall initially be one (1) share of XTI Common Stock for each Class B Unit exchanged, as equitably adjusted for stock splits, stock dividends, reclassifications and similar transactions affecting the XTI Common Stock.

(c) To exercise the Exchange Right, an Exchanging Member shall deliver to the Company a written notice (an “Exchange Notice”) stating (i) the number of Class B Units to be exchanged and (ii) the proposed exchange date, which shall be not less than 5 Business Days nor more than 30 Business Days following the date of the Exchange Notice. On the exchange date, subject to the satisfaction of the conditions set forth in Section 8.8(d), (A) the Exchanging Member shall deliver to the Company the Class B Units being exchanged free and clear of all liens (other than those arising under this Agreement and generally applicable restrictions on transfers under securities laws), whereupon such Class B Units shall be deemed automatically redeemed by the Company and cancelled and shall cease to be outstanding, and (B) XTI (or its designee) shall deliver to the Exchanging Member the applicable number of shares of XTI Common Stock (and cash in lieu of any fractional share) and the XTI Distribution Amount for each such Class B Unit.

(d) Prior to any shares of XTI Common Stock being issued in exchange for Class B Units pursuant to this Section 8.8, (i) the Exchanging Member must provide the Company and XTI with an Exchange Certificate in substantially the form attached hereto as Exhibit B (an “Exchange Certificate”) and (ii) each of the legal, record and beneficial owners of all of the issued and outstanding equity interests of the Exchanging Member must complete an Accredited Investor Questionnaire in substantially the form attached hereto as Exhibit C (an “Investor Questionnaire”).

(e) The Exchange Right is subject to (i) compliance with applicable federal and state securities laws and (ii) the absence of any legal or contractual prohibition that would reasonably be expected to make the issuance of XTI Common Stock by XTI unlawful. If any such restriction applies, the exchange shall occur on the first Business Day on which such restriction no longer applies.

(f) No fractional shares of XTI Common Stock shall be issued upon an exchange pursuant to this Section 8.8. In lieu thereof, the Exchanging Member shall be entitled to receive a cash amount equal to such fraction multiplied by the volume-weighted average price of XTI Common Stock for the ten (10) trading days ending on (and including) the trading day prior to the exchange date.

(g) Each party hereto shall take all actions reasonably necessary or appropriate to facilitate the Exchange Right, including maintaining appropriate books and records, and the Class A Member shall cause XTI to issue the applicable shares and to honor the Exchange Right as provided herein. Notwithstanding anything in this Agreement to the contrary, except as otherwise provided in the Registration Rights Agreement, none of XTI or any of its Affiliates shall be obligated to register the shares of XTI common stock issued upon exchange.

(h) The parties shall cooperate in good faith to structure exchanges under this Section 8.8 in a tax-efficient manner consistent with applicable law; provided that neither the Company nor XTI makes any representation regarding the tax treatment of any exchange, and each Exchanging Member shall be solely responsible for its own tax consequences.

8.9. Mandatory Exchange of Class B Units.

(a) Notwithstanding anything to the contrary herein, on the date that is fifteen (15) months after the Effective Date (the “Mandatory Exchange Date”), without any further action by any Person, each outstanding Class B Unit shall be exchanged for (i) a number of validly issued, fully paid and nonassessable shares of XTI Common Stock equal to the one (1) Class B Unit multiplied by the applicable Exchange Ratio then in effect, together with the payment of cash in lieu of any fractional shares as provided below, and (ii) a cash payment equal to the XTI Distribution Amount with respect to such Class B Unit (the “Mandatory Exchange”). Effective upon the Mandatory Exchange, all Class B Units so exchanged shall be deemed automatically redeemed by the Company, cancelled and no longer outstanding, and the holders thereof shall cease to have any rights with respect thereto other than the right to receive the consideration described in the preceding sentence. On the Mandatory Exchange Date, subject to the satisfaction of the conditions set forth in Section 8.9(d), (A) each Class B Member shall deliver to the Company the Class B Units being exchanged free and clear of all liens (other than those arising under this Agreement and generally applicable restrictions on transfers under securities laws), whereupon such Class B Units shall be deemed automatically redeemed by the Company and cancelled and shall cease to be outstanding, and (B) XTI (or its designee) shall deliver to each Class B Member the applicable number of shares of XTI Common Stock (and cash in lieu of any fractional share) and the XTI Distribution Amount for each such Class B Unit.

(b) Not less than ten (10) Business Days prior to the Mandatory Exchange Date, the Company shall provide written notice to each Class B Member specifying (i) the anticipated Mandatory Exchange Date, (ii) the anticipated number of shares of XTI Common Stock to be issued in exchange for such Member’s Class B Units based on the then-current Exchange Ratio, (iii) the process for delivery of any certificates or instruments evidencing Class B Units, and (iv) the anticipated XTI Distribution Amount. Delivery of any certificates or instruments evidencing Class B Units shall be a ministerial act only and shall not be a condition to the effectiveness of the Mandatory Exchange as between the parties hereto. The actual XTI Distribution Amount shall be calculated as of the Mandatory Exchange Date.

(c) The Mandatory Exchange and the issuance of XTI Common Stock in connection therewith shall be subject to (i) compliance with applicable federal and state securities laws and (ii) the absence of any legal or contractual prohibition that would make such issuance unlawful (including applicable listing rules of any national securities exchange on which XTI Common Stock is then listed). If any such restriction applies on the Mandatory Exchange Date, the Mandatory Exchange shall automatically occur on the first Business Day on which such restriction no longer applies (the “Deferred Exchange Date”), and references herein to the Mandatory Exchange Date shall be deemed to refer to the Deferred Exchange Date. The Company and the Class A Member shall cause XTI to use commercially reasonable efforts to promptly remove, cure or obtain any required waiver of any such restriction to permit the Mandatory Exchange to occur as soon as practicable.

(d) Prior to the issuance of any XTI Common Stock upon the Mandatory Exchange, each Class B Member shall (and shall cause each of its legal, record and beneficial owners to) deliver to the Company and XTI an executed Exchange Certificate and a completed Investor Questionnaire; provided, that the failure of any Person to deliver such documentation shall not, as between the parties hereto, affect the effectiveness of the Mandatory Exchange, and in such event the applicable shares may be issued in the name of such Person and held by the Company (or its designee) in escrow pending receipt of such documentation.

(e) No fractional shares of XTI Common Stock shall be issued upon the Mandatory Exchange. In lieu thereof, each Class B Member otherwise entitled to a fractional share shall be entitled to receive a cash amount equal to such fraction multiplied by the volume-weighted average price of XTI Common Stock for the ten (10) trading days ending on (and including) the trading day prior to the Mandatory Exchange Date (or, if applicable, the Deferred Exchange Date).

(f) Each party hereto shall take all actions reasonably necessary or appropriate to effect the Mandatory Exchange, including maintaining appropriate books and records, and the Class A Member causing XTI to issue the applicable shares of XTI Common Stock and to honor the Mandatory Exchange as provided herein. The parties shall cooperate in good faith to structure the Mandatory Exchange in a tax-efficient manner consistent with applicable law; provided that neither the Company nor XTI makes any representation regarding the tax treatment of the Mandatory Exchange, and each Class B Member shall be solely responsible for its own tax consequences.

(g) Except as otherwise provided in the Registration Rights Agreement, none of XTI or any of its Affiliates shall be obligated to register the shares of XTI Common Stock issued upon the Mandatory Exchange.

ARTICLE 9

BOOKS AND ACCOUNTS

9.1. Accounting Principles. Profits and Losses shall be determined in accordance with the Company’s method of accounting as selected by the Manager.

9.2. Records and Reports.

(a) At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

(i) A current list that states: (i) the name and mailing address of each Member and (ii) the Units owned by each Member;

(ii) Copies of the federal, state, and local information or income tax returns for each of the Company’s six (6) most recent tax years (or such shorter period that the Company has been in existence);

(iii) A copy of the Certificate and this Agreement, all amendments or restatements thereof, and executed copies of any powers of attorney;

(iv) Correct and complete books and records of account of the Company; and

(v) Any other books, records or documents required by this Agreement, the Certificate, the TBOC, or other applicable law.

(b) Within forty-five (45) days after the end of each fiscal quarter, the Company shall deliver to each of the Members a copy of the Company’s unaudited financial statements for that quarter in such form as regularly prepared by the Company, and within one hundred and twenty (120) days after the end of each Fiscal Year, the Company shall deliver to each of the Members a copy of the Company’s annual financial statements for the applicable Fiscal Year in such form as regularly prepared by the Company.

9.3. Tax Returns and Other Elections. The Manager and all Members intend for the Company to be treated, for federal and, where permissible, state and local income tax purposes, as a partnership. The Manager shall prepare, or cause the Accountant to prepare, all federal, state, and local income and other tax returns that the Company is required to file. The Manager will cause to be delivered to each Member a final Schedule K-1 and any other information that any Member reasonably requests relating thereto as soon as they are completed after the end of each Fiscal Year, but in any event no later than seven (7) days prior to the due date, taking into account extensions, for such federal income tax return of the Company after the end of any Fiscal Year.

9.4. Partnership Representative.

(a) The Person identified as the “Partnership Representative” on Exhibit A, or such other qualified Person designated by the Manager, shall serve as the “partnership representative” within the meaning of Code Section 6223(a) and under any comparable provision of any other applicable law (the “Partnership Representative”). Each Member shall cooperate as reasonably requested by the Manager to (i) designate the Person selected by the Manager to serve as the Partnership Representative and (ii) replace such Partnership Representative to the extent determined by the Manager.

(b) The Partnership Representative shall be subject to the following provisions.

(i) The Partnership Representative shall represent the Company with regard to any tax matters initiated by the Internal Revenue Service or any state, local, or foreign taxing authority.

(ii) Unless otherwise determined by the Manager, the Partnership Representative shall have full authority to act on behalf of the Members and the Company, as provided by applicable law, with respect to any tax audit, investigation, or other proceeding brought by any taxing authority, including administrative settlement and judicial review (a “Tax Proceeding”) and, subject to applicable law, the Members and the Company shall be bound by the actions taken by the Partnership Representative in such capacity. Unless otherwise determined by the Manager, the Partnership Representative may: (A) execute any agreement or other document relating to, or affecting, any tax matter, (B) make (or decline to make) any election under the Code or any similar provisions of applicable law, and (C) take any action and execute and file any statement or form on behalf of the Company that applicable law permits or requires, in each case in accordance with applicable law.

(iii) The Partnership Representative may employ experienced tax counsel to represent the Company in connection with any Tax Proceeding.

(iv) The Partnership Representative shall keep the Members reasonably informed regarding tax matters related to the Company.

(v) All reasonable out-of-pocket costs and expenses incurred in connection with any Tax Proceeding or otherwise incurred by the Partnership Representative in performing its duties in such capacity shall be borne by the Company. If the Partnership Representative in such capacity incurs reasonable out-of-pocket fees and expenses in connection with tax matters not affecting all the Members, then the Company shall be entitled to reimbursement from those Members on whose behalf such reasonable out-of-pocket fees and expenses were incurred.

(vi) To the extent permitted by applicable law, but subject to the limitations and exclusions of Section 5.6, the Company agrees to indemnify the Partnership Representative and save and hold it harmless, from and in respect to all (A) reasonable out-of-pocket fees, costs and expenses in connection with or resulting from any claim, action, or demand against the Partnership Representative that arise out of the Partnership Representative’s status as Partnership Representative for the Company, and (B) any losses or damages arising from such claims, actions, and demands, including amounts paid in settlement or compromise of any such claim, action, or demand; in each case to the extent such fees, costs, expenses, losses or damages resulted from the Partnership Representative’s fraud, bad faith, or willful or intentional misconduct or a material breach of this Agreement.

(c) If the Company incurs or is required to pay any liability for any taxes, interest, penalties, other additions to tax, or any related costs and expenses of any kind or nature that may be sustained or suffered by the Company (including any costs incurred in connection with a Tax Proceeding) for any taxable year (a “Company Tax Liability”):

(i) The Partnership Representative may cause each Reviewed Year Member to pay its allocable share of such Company Tax Liability, which shall take into account any reduction of the Company Tax Liability attributable to that Member (e.g., the tax-exempt status of that Member or the filing of an amended tax return for the Reviewed Year by that Member), all as reasonably determined by the Partnership Representative in its good faith discretion, and each such Reviewed Year Member hereby agrees to pay that amount to the Company and such amount shall not be treated as a Capital Contribution for purposes of any provision of this Agreement that affects distributions to the Members; provided that no Member shall be required to file an amended federal income tax return; and

(ii) Any amount not paid by a Reviewed Year Member at the time reasonably requested by the Partnership Representative shall accrue interest at the rate set by the Manager (not to exceed the maximum rate permitted by law) until paid, and that Member shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is reasonably requested by the Partnership Representative, and for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages; and

(iii) Without reduction in a Reviewed Year Member’s obligation under Section 9.4(c)(i) and Section 9.4(c)(ii), any amount paid by the Company that is attributable to a Reviewed Year Member, as determined by the Partnership Representative in its reasonable discretion, and that is not paid by that Member pursuant to Section 9.4(c)(i) or Section 9.4(c)(ii) may be treated (A) as a distribution to (and shall reduce amounts otherwise distributable to) that Member or (B) in such other manner as determined by the Partnership Representative in its sole discretion.

(d) Each Person (herein called a “Pass-Thru Member”) that holds or controls an interest as a Member on behalf of, or for the benefit of another Person or Persons, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another Person or Persons shall, within thirty (30) days following receipt from the Partnership Representative of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Company holding such interests through such Pass-Thru Member.

(e) The Members shall cooperate as reasonably requested by the Partnership Representative in connection with any Tax Proceeding. The Members shall promptly provide upon the Partnership Representative’s request therefor, such information as the Partnership Representative may reasonably request, and shall take such action as reasonably requested by the Partnership Representative, including executing and filing forms or other statements, providing information about the Member, or any other action reasonably requested by the Partnership Representative.

(f) Each Member hereby agrees to indemnify and hold harmless the other Members from and against any liability (including any liability for taxes) with respect to income attributable to, or distributions or other payments to, such Member.

(g) Notwithstanding any other provision of this Agreement, the obligations of a Member under this Section 9.4 (i) may be enforced by legal process or any other lawful means, including, without limitation, by offsetting any unpaid obligations against amounts otherwise distributable to the Member, (ii) will survive indefinitely with respect to any taxes withheld by the Company, or paid by the Company or other Members, that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld, or otherwise paid during such period, (iii) will survive the Transfer or abandonment by that Member of its Membership Interest, the withdrawal of that Member, or that Member otherwise ceasing to be a Member of the Company, (iv) will survive the dissolution, liquidation, winding up, and termination of the Company, and (v) will remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service or any other taxing authority any and all matters regarding the taxation of the Company or the Members. If any Member withdraws or disposes of its Membership Interest, such Member shall keep the Company advised of their contact information until released in writing by the Company from such obligation.

(h) References to a Reviewed Year Member in this Section 9.4 include those Persons who or which are Assignees of a Reviewed Year Member, and references to a Member in this Section 9.4 include, as applicable, those Persons who or which are (i) former Members or (ii) transferees or Assignees of Members or former Members.

(i) The Members covenant and agree that the Manager may amend this Agreement, without the consent of the Members, in order to reflect the effect of any applicable Treasury Regulations or other guidance promulgated with respect to a partnership representative.

9.5. Bank Accounts. All funds of the Company shall be deposited in its name in an account maintained in an insured, commercial financial institution, as determined by the Manager. The funds of the Company shall not be commingled with the funds of any other Person. Checks may be drawn on the Company’s account or accounts only for the purposes of the Company and shall be signed by one or more of the Manager or such other Persons designated by the Manager.

ARTICLE 10

WINDING-UP AND TERMINATION

10.1. Events Requiring Winding-up.

(a) The Company shall be wound up upon the first to occur of the following:

(i) On the election to dissolve the Company approved by the Members;

(ii) On the acquisition of all or substantially all of the Property of the Company;

(iii) On the death, retirement, resignation, expulsion, legal incapacity, dissolution, or Bankruptcy of the last remaining Member;

(iv) The entry of a judicial decree requiring winding-up under the TBOC; or

(v) The TBOC so requires and the requirement is not validly varied by the Certificate or this Agreement.

(b) Nothing contained in this Section 10.1 is intended to permit a Member to cause the Company to wind-up at will (by retirement, resignation, withdrawal, or otherwise), or to exonerate a Member from liability to the Company and the remaining Members if it causes the Company to wind-up at will. An unpermitted winding-up at will of the Company is in contravention of this Agreement for purposes of the TBOC.

10.2. Process of Winding-up.

(a) On winding-up of the Company, the business and affairs of the Company shall terminate, the assets of the Company shall be liquidated, and the Company’s affairs shall be wound up under this Article 10.

(b) The winding-up of the Company shall begin as of the day on which the event giving rise to the winding-up occurs, but the Company shall not terminate until (i) there has been a completion of the winding-up of the Company’s business and affairs and (ii) the Company’s assets have been distributed as provided in Section 10.3.

(c) On the winding-up of the Company, the Manager may cause any part or all of the assets of the Company to be sold in the manner in an effort to obtain the best prices for the assets; provided, however, the Manager may distribute assets of the Company in kind to the Members to the extent practicable.

10.3. Distribution of Assets on Winding-up. In settling accounts during winding-up, the assets of the Company shall be paid, reserved, or distributed in the following order:

(a) First, amounts owed to creditors shall be paid to those creditors, in the order of priority as provided by law, except those to Members on account of their Capital Contributions;

(b) Second, amounts necessary to establish, for a period not to exceed one (1) year after the date of dissolution, cash reserves that the Manager deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company shall be held as reserves by the Company; and

(c) Third, any remainder shall be distributed to the Members in accordance with Section 7.1(a).

Distributions pursuant to this Section 10.3 may be made to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time in the same proportions as the amounts distributed to the trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

10.4. Distributions in Kind. Assets of the Company may be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if the property had been sold for cash and the net proceeds distributed to the Members. If distributions in kind are made to the Members on dissolution and winding up of the Company, the Capital Account balances of those Members shall be adjusted to reflect the Members’ allocable share of gain or loss that would have resulted if the distributed property had been sold at its fair market value.

10.5. Certificate of Termination. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, a Certificate of Termination shall be executed on behalf of the Company by one or more of the Manager or an authorized Member and shall be filed with the Secretary of State of the State of Texas, and the Manager and Members shall execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the completion of the winding-up and termination of the Company.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1. Notices.

(a) Any notice, notification, demand, or request provided or permitted to be given under this Agreement must be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) FedEx or other comparable overnight courier, (ii) facsimile transmission during normal business hours to the place of business of the recipient, or (iii) electronic transmission during normal business hours to the electronic address of the recipient.

(b) For purposes of all notices, the contact information of the Manager and the Members are set forth on Exhibit A.

(c) All notices, notifications, demands, or requests so given shall be deemed given and received (i) if sent via FedEx or other comparable overnight courier, the next Business Day after being deposited with such carrier; (ii) if sent via facsimile transmission, the next Business Day after being so transmitted; or (iii) if sent via electronic transmission, the next Business Day after being so transmitted.

11.2. Amendments.

(a) Except as otherwise expressly set forth in this Agreement, this Agreement may be amended, supplemented, or restated only by the Manager with the approval of the Class A Member.

(b) Except as otherwise expressly set forth in this Agreement or the Certificate, the Certificate may be amended, supplemented, or restated only upon the approval of the Class A Member. Upon obtaining the approval of any amendment to the Certificate, the Manager shall cause a Certificate of Amendment in accordance with the TBOC to be prepared, and such Certificate of Amendment shall be executed by the Manager and shall be filed in accordance with the TBOC.

11.3. Application of Texas Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Texas, and specifically the TBOC.

11.4. No Action for Partition. No Member shall have any right to maintain any action for partition with respect to the Property.

11.5. Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

11.6. Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.

11.7. Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their distributes, heirs, legal representatives, executors, administrators, successors, and assigns.

11.8. No Third-Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the expressed provisions hereof relating to successors and assigns. No other Person has any rights, interest, or claims hereunder or is or will be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise unless specifically provided in this Agreement.

11.9. Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions that any Manager and/or Member may take and all determinations that any Manager and/or Member may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of that Manager and/or Member, and the Manager and/or Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the other Members.

11.10. Title to Company Property. To the extent that Property is held in the name of a Member, the Property shall be deemed held by that Member as agent and nominee for and on behalf of the Company. Any other property acquired by or standing in the name of any Member shall be conclusively presumed not to be Property, unless an instrument in writing, signed by such Member, shall specify to the contrary.

11.11. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be legal, valid, and enforceable.

11.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Members and Manager who executed the same, but all of such counterparts shall constitute the same Agreement.

11.13. Entire Agreement. The Certificate, this Agreement, the Registration Rights Agreement and any purchase or subscription agreements set forth the entire agreement between the parties, and fully supersede any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Each party represents and acknowledges that in executing this Agreement, such party does not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company or its agents except as expressly contained in this Agreement. Each party further represents that such party is relying on its own judgment in entering into this Agreement.

11.14. Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

Remainder of Page Intentionally Left Blank.

Signature Pages Follow.

IN WITNESS WHEREOF, the undersigned, being the Manager, has caused this Agreement to be duly adopted by the Company as of the Effective Date.

XTI DRONES, LLC,
a Texas limited liability company

By:	XTI AEROSPACE, INC.,
a Nevada corporation,
its Sole Member

By:	/s/ Brooke Turk
Brooke Turk,
Chief Financial Officer

Signature Page to

Amended and Restated Limited Liability Company Agreement of

XTI Drones Holdings, LLC

Acknowledged, consented and agreed, solely with respect to the terms and provisions of Section 8.8.

XTI AEROSPACE, INC.

By:	/s/ Brooke Turk
Brooke Turk,
Chief Financial Officer

Signature Page to

Amended and Restated Limited Liability Company Agreement of

XTI Drones Holdings, LLC

Counterpart Signature Page to the

Amended and Restated Company Agreement of

XTI Drones Holdings, LLC

The undersigned, as a Member of XTI Drones Holdings, LLC, a Texas limited liability company (the “Company”), does hereby ratify, confirm, and approve the adoption of this Amended and Restated Company Agreement of XTI Drones Holdings, LLC (the “Agreement”).

CLASS A MEMBER:

XTI DRONES, LLC,
a Texas limited liability company

By:	XTI AEROSPACE, INC.,
a Nevada corporation,
its Sole Member

	By:	/s/ Brooke Turk
Brooke Turk,
Chief Financial Officer

Date of Issuance:	November 10, 2025

Address:	XTI Drones, LLC
8123 Interport Blvd., Suite C
Englewood, Colorado 80112
Attn: Brooke Turk, Chief Financial Officer

Number of Class A Units:	32,786,816

Signature Page to

Amended and Restated Limited Liability Company Agreement of

XTI Drones Holdings, LLC

Counterpart Signature Page to the

Amended and Restated Company Agreement of

XTI Drones Holdings, LLC

The undersigned, as a Member of XTI Drones Holdings, LLC, a Texas limited liability company (the “Company”), does hereby ratify, confirm, and approve the adoption of this Amended and Restated Company Agreement of XTI Drones Holdings, LLC (the “Agreement”).

CLASS B MEMBER:

THE ORIGIN GROUP DN, INC.

By:	/s/ Jeremy Schneiderman
Jeremy Schneiderman,
Chief Executive Officer

Date of Issuance:	November 10, 2025

Address:	The Origin Group DN, Inc.
5553 Anglers Avenue, Suite 109
Fort Lauderdale, Florida 33312
Attn: Jeremy Schneiderman, Chief Executive Officer

Number of Class B Units:	6,002,610

Signature Page to

Amended and Restated Limited Liability Company Agreement of

XTI Drones Holdings, LLC

Counterpart Signature Page to the

Amended and Restated Company Agreement of

XTI Drones Holdings, LLC

The undersigned, as a Member of XTI Drones Holdings, LLC, a Texas limited liability company (the “Company”), does hereby ratify, confirm, and approve the adoption of this Amended and Restated Company Agreement of XTI Drones Holdings, LLC (the “Agreement”).

CLASS B MEMBER:

THE ORIGIN GROUP AZ, INC.

By:	/s/ Jeremy Schneiderman
Jeremy Schneiderman,
Chief Executive Officer

Date of Issuance:	November 10, 2025

Address:	The Origin Group AZ, Inc.
5553 Anglers Avenue, Suite 109
Fort Lauderdale, Florida 33312
Attn: Jeremy Schneiderman, Chief Executive Officer

Number of Class B Units:	521,966

Signature Page to

Amended and Restated Limited Liability Company Agreement of

XTI Drones Holdings, LLC

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

XTI DRONES HOLDINGS, LLC

(A Texas Limited Liability Company)

EXHIBIT A

1.	Company Information:

	Name of Company:	XTI Drones Holdings, LLC

	Contact Information of Company:	XTI Drones Holdings, LLC
8123 Interport Blvd., Suite C
Englewood, Colorado 80112
Attn: Brooke Turk, Chief Financial Officer

	Registered Agent and Registered Office:	Capitol Corporate Services, Inc.
1501 S. MoPac Expy., Suite 220
Austin, Texas 78746

	Partnership Representative:	John Griffo

2.	Manager:

	a. Name of Manager:	XTI Drones, LLC

	Contact Information:	XTI Drones, LLC
8123 Interport Blvd., Suite C
Englewood, Colorado 80112
Attn: Brooke Turk, Chief Financial Officer
3.	Members:

As set forth on counterpart signature pages to this Agreement.

A-1

EXHIBIT B

FORM OF EXCHANGE CERTIFICATE

This Exchange Certificate (this “Certificate”) is being furnished by [____________] (the “Exchanging Member” and each of the legal, record and beneficial owners of all of the issued and outstanding equity interests of the Exchanging Member, the “Exchanging Member Owners” and collectively with the Exchanging Member, the “Exchanging Member Group”), as a Class B Member of XTI Drones Holdings, LLC (the “Company”), pursuant to Section 8.8(d) of that certain Amended and Restated Company Agreement of the Company (the “Agreement”), dated as of [___________]. Capitalized terms used but not otherwise defined in this Certificate shall have the meanings set forth in the Agreement.

The Exchanging Member hereby certifies as follows:

(a) The Exchanging Member acknowledges that the information provided by the Exchanging Member and the Exchanging Member Owners in the representation and warranties contained in this certificate and in the Accredited Investor Questionnaire, provided together with this Certificate in accordance with Section 8.8(d) of the Agreement, will be relied upon by the Company and XTI in concluding that the shares of XTI Common Stock to be issued upon exchange of the Class B Units have been issued pursuant to Section 4(a)(2) of the Securities Act or another exemption from the registration requirements of the Securities Act.

(b) The shares of XTI Common Stock to be received by the Exchanging Member pursuant to the Agreement will be acquired by the Exchanging Member for its own account and not with a view to or for sale in connection with, any distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws.

(c) The Exchanging Member’s financial situation is such that the Exchanging Member can afford to bear the economic risk of its investment in XTI for an indefinite period of time, and the Exchanging Member is capable of evaluating the merits and risks of the investment in XTI.

(d) The Exchanging Member’s knowledge and experience in financial and business matters are such that the Exchanging Member is capable of evaluating the merits and risks of the investment in XTI.

(e) The Exchanging Member understands that the receipt of the shares of XTI Common Stock upon exchange of the Class B Units is a speculative investment which involves a high degree of risk of loss of the entire investment therein.

(f) The Exchanging Member and the Exchanging Member’s Owners are informed and have sufficient knowledge of XTI, and the Exchanging Member and the Exchanging Member’s Owners or their representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from XTI regarding XTI prior to the exchange concerning the terms and conditions of the direct investment in XTI and related matters and to obtain all additional information that the Exchanging Member, the Exchanging Member’s Owners or their representatives deem necessary. The Exchanging Member and each of the Exchanging Member’s Owners has reviewed and are sufficiently aware of XTI’s business affairs and financial condition to reach an informed and knowledgeable decision to receive the shares of XTI Common Stock. Each of the Exchanging Member and each of the Exchanging Member’s Owners acknowledges that information regarding XTI is publicly available via the Securities and Exchange Commission’s website (www.sec.gov) and has reviewed such information in connection with making its investment decision to acquire the shares of XTI Common Stock.

(g) Each of the Exchanging Member’s Owners is an “accredited investor” as such term is defined in Regulation D under the Securities Act and has completed an Accredited Investor Questionnaire.

(h) The Exchanging Member understands that no federal or state agency has made any finding or determination regarding the fairness of the offering of the shares of XTI Common Stock for investment, or any recommendation or endorsement thereof.

(i) The Exchanging Member acknowledges that the shares of XTI Common Stock may not be offered or sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

(j) The Exchanging Member acknowledges that no shares of XTI Common Stock are being offered or sold to it by means of any form of general solicitation or general advertising.

(k) THE EXCHANGING MEMBER UNDERSTANDS AND ACKNOWLEDGES THAT THE SHARES OF XTI COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAW, THAT THE SHARES OF XTI COMMON STOCK ARE BEING SOLD AND DELIVERED PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND THE SHARES OF XTI COMMON STOCK MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

Dated: _______ __, 20__

EXCHANGING MEMBER:

[Name of Exchanging Member]

By:

Name:

Title:

EXCHANGING MEMBER OWNERS:

By:
[Name of Exchanging Member Owner]

By:
[Name of Exchanging Member Owner]

By:
[Name of Exchanging Member Owner]

By:
[Name of Exchanging Member Owner]

EXHIBIT C

FORM OF ACCREDITED INVESTOR QUESTIONNAIRE

EACH EXCHANGING MEMBER OWNER MUST COMPLETE THIS PAGE

I. Accredited Investor Status (INDIVIDUALS). Please complete each of the following certifications:

(a) I certify that I have an individual net worth (or a joint net worth1 with my spouse or spouse equivalent) in excess of $1,000,000 (including homes, home furnishings and automobiles).2

Yes ☐                 No ☐

(b) I certify that I had individual income (excluding any income of my spouse) of more than $200,000 in each of the previous two calendar years, or joint income with my spouse or spouse equivalent in excess of $300,000 in each of those years, and I reasonably expect to reach the same income level in the current year.

Yes ☐                 No ☐

(c) I certify that I currently hold in good standing one or more of the following professional licenses: the General Securities Representative license (Series 7), the Investment Adviser Representative license (Series 65) or the Private Securities Offerings Representative license (Series 82).

Yes ☐                 No ☐

(d) I certify that I am a director or an executive officer of XTI Aerospace, Inc.

Yes ☐                 No ☐

(e) I certify that I have a “family office” (as defined in Rule 202(a)(11)(G)-1) under the Investment Advisors Act of 1940, as amended (the “Advisors Act”): (1) with assets under management in excess of $5,000,000, (2) not formed for the purpose of acquiring an equity interest in XTI Aerospace, Inc. and (3) whose prospective investment in XTI Aerospace, Inc. is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of an investment in XTI Aerospace, Inc.

Yes ☐                 No ☐

(f) I certify that I am a “family client” (as defined in Rule 202(a)(11)(G)-1) under the Advisors Act of a family office meeting the requirements described above and whose prospective investment in XTI Aerospace, Inc. is directed by a person at such family office who has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in XTI Aerospace, Inc.

Yes ☐                 No ☐

Dated: _______ __, 20__	X

PRINT Name of Exchanging Member Owner

[1]	When calculating joint net worth, assets need not be held jointly to be included and securities need not be purchased jointly to be included.

[2]	When calculating your net worth, the value of your primary residence must be excluded from the calculation and the amount of debt that is secured by your primary residence (for example, the amount of your mortgage) must be excluded from the calculation, unless the amount of that debt is more than the fair market value of your residence. If the amount of that debt is more than the value of the residence, you must include the amount by which the debt exceeds the value of your residence in calculating your net worth (i.e., deduct it from your net worth).

C-1